Exhibit 10.1

AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (“Amendment”), effective as of April 28, 2017 (the “Effective Date”), by and between Acceleron Pharma Inc., a Delaware corporation (“Acceleron”), and Steven D. Ertel (the “Executive”), amends that certain Amended and Restated Employment Letter between Executive and Acceleron, dated as of January 31, 2014, as amended (the “Agreement”). Together Acceleron and Executive are the “Parties” and each is a “Party”. All capitalized terms used in this Amendment but not defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, in accordance with Section 12 of the Agreement, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.As of the Effective Date, the Executive shall cease to be the Company’s Chief Operating Officer and shall become the Company’s Special Advisor to the Chief Executive Officer. The reference in the Agreement to “Chief Business Officer” shall be deleted and replaced with “Special Advisor to the Chief Executive Officer” in each place it appears.

2.Section 2(b) of the Agreement is hereby amended and restated in its entirety with the following:

“Bonus Compensation. For services during 2017, the Company shall pay you a one-time bonus equal to 50% of your target bonus, or 20% of your annual base salary. This one-time bonus shall be payable within 30 days of April 28, 2017.”

3.The reference in Section 4(e) of the Agreement to “120 days” shall be deleted and replaced with “95 days or the day after you qualify for Long Term Disability benefits, whichever is later”.

4.Section 5(a)(ii) of the Agreement is hereby amended and restated in its entirety with the following:

“(ii) in the event of your termination of employment as a result of your death or a termination of your employment by the Company due to your disability at any time pursuant to Section 4(e) of this Agreement, then (A) 100% of any then unvested and outstanding equity and equity-based awards that you hold at the time of such termination of employment, including, but not limited to, stock options and restricted stock units, if any, shall fully vest as of the date of termination (notwithstanding any contrary provision in any agreement evidencing such equity or equity-based awards); (B) all outstanding stock options held by you at the time of your termination of employment, including those that vested pursuant to Section 5(a)(ii)(A) hereof, shall remain exercisable for the lesser of (x) a period of three (3) years from the date of your termination, or (y) the original expiration date of such stock options; (C) in the event your employment is terminated by the Company due to your disability, to the extent the Company’s benefits do not include disability insurance benefits that will continue your base salary of $448,050.00 at 100% of the amount of such base salary, for the period of one year from the date of termination, for such period the Company shall pay to you, at the time that your base salary would otherwise have been paid, an amount equal to the amount by which 100% of your base salary exceeds the disability insurance benefits, if any, actually paid to you; and (D) in the event your employment is terminated by the Company due to your disability, if you are participating in the Company’s group health plan and/or dental plan at the time your employment terminates and you exercise your right to continue participation in those plans under COBRA, the Company will pay or, at its option, reimburse you, on a monthly basis, for the full monthly premium cost of that participation for the 12 months following the date on which your employment with the Company terminates.”

5.As of the Effective Date, the Parties hereby agree that the Executive will no longer be entitled to an annual bonus pursuant to Section 2(b) of the Agreement, other than as provided in Section 2 of this Amendment.

6.The Parties hereby agree that the terms of this Amendment, including the change to the Executive’s title and corresponding duties to Special Advisor to the Chief Executive Officer, shall not constitute “Good Reason” for termination under Section 4(c) of the Agreement.

7.Except as expressly amended herein, the Agreement will continue in full force and effect in accordance with its terms. This Amendment embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the same. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto by their duly authorized representatives have executed this Amendment effective as of the date first above written.

ACCELERON PHARMA INC.

By:    /s/ Habib J. Dable
Habib J. Dable
Chief Executive Officer and President

ACCEPTED AND AGREED:

Signature:     /s/ Steven D. Ertel
Steven D. Ertel

Date:        April 28, 2017

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